Exhibit 10.1

EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT (“Agreement”) is made as of the 8th day of February, 2005, by and between STERIS Corporation, an Ohio corporation (the “Company”), and Peter A. Burke (“Executive”). Capitalized terms not otherwise defined are used as defined in Exhibit A.

1. EMPLOYEE STATUS. As of the date of this Agreement, the Company is employing Executive, and Executive has agreed to be employed by the Company, upon and subject to the terms of this Agreement, as Senior Vice President. Executive agrees to continue to perform the duties as are reasonably assigned to him by the President and Chief Executive Officer (CEO) of the Company and comply with the terms of this Agreement. As used herein, “employment”, “employed”, or similar terms shall include employment by STERIS Corporation or its subsidiaries, parent or affiliates.

2. RESPONSIBILITIES. Except as otherwise specified in Paragraph 8(b) of this Agreement while employed by the Company, Executive shall:

(a) diligently and faithfully serve the Company in the capacities described above, and shall devote his best, good faith efforts and full business time and attention to the advancement of the Company’s interests and to the benefit of the Company’s shareholders;

(b) diligently and faithfully carry out the policies, programs and directions of the CEO and the Board of Directors of the Company; and

(c) fully cooperate with such other employees of, and consultants and representatives retained by, the Company.

3. COMPENSATION. The Company will compensate Executive for his services during his employment by the Company as follows:

(a) Base Compensation. The Company shall pay to Executive base compensation (salary) at his current rate for the 2005 Fiscal Year, payable in accordance with the Company’s normal payroll schedule. Executive’s base compensation in subsequent Fiscal Years while this Agreement is in effect shall be determined by the Company’s CEO and Board of Directors, but shall not be less than the rate of base compensation (salary) paid to Executive in Fiscal Year 2005. All payments are subject to all applicable taxes and other withholdings.

(b) Bonus. Executive shall have the opportunity to participate in the Company’s Management Incentive Compensation Plan (“Bonus”). Executive’s Bonus opportunity shall be established annually by the Company’s Board of Directors, and shall be communicated to Executive in writing at or about the same time as communicated by the Company to similarly situated employees. Any Bonus payable under this Agreement shall be paid to Executive in a single lump sum, and shall be subject to applicable taxes, other withholdings, and the criteria and conditions of the Management Incentive Compensation Plan.

(c) Benefits. Executive shall be entitled to participate in all benefit plans maintained from time to time by the Company for regular, full-time employees, currently including medical insurance, life insurance, dental, vacation, flexible spending account and short- and long-term disability plans. The maintenance and terms of any such plan shall be determined in the sole discretion of the Company. During his employment, Executive will be entitled to participate in any applicable, additional benefits and perquisites approved by the Company’s Board of Directors.

(d) Reimbursement of Expenses. Executive shall be entitled to reimbursement of ordinary and necessary out-of-pocket expenses reasonably incurred by Executive on behalf of the Company in the course of performing duties on behalf of the Company, upon furnishing appropriate documentation in the form and substance satisfactory to the Company and subject to the Company’s expense reimbursement policies as in effect at the time the expense is incurred.

(e) Equity-Based Compensation. Subject to the approval of the Company’s Board of Directors and the terms and conditions of applicable programs, Executive shall be eligible for stock option grants under the Company’s stock option programs as may be in effect from time to time.

4. EMPLOYMENT DURATION AND TERM. There is no specified term or duration of employment of the Executive, as Executive’s employment with the Company is at-will. Therefore, either party can terminate the employment relationship at any time by written notice effective upon receipt. Such termination shall not, however, affect the surviving terms of this Agreement and the “Other Agreements” as defined below. The initial term of this Agreement shall be for three years commencing on the date of this Agreement.

5. SEPARATION.

(a) If Executive’s employment with the Company is terminated by either party prior to the third anniversary of the date of this Agreement, the Company shall pay to Executive his earned but unpaid salary through the date of termination of employment and shall reimburse Executive pursuant to Paragraph 3(d) for expenses incurred prior to the termination, but shall have no obligation to pay any severance or other compensation or amounts after the date of termination except as specifically provided in this Section 5.

(b) If Executive’s employment is terminated prior to the third anniversary of the date of this Agreement (or in the case of an extension pursuant to Paragraph 5(c), after the effective date of such extension, but prior to the third anniversary of the effective date of such extension) (i) by the Company without Cause, or (ii) by Executive with Good Reason, the Company will pay Executive (a) his then current base salary during the “Severance Period”, and (b) the one-time payment Executive would have been paid, if any, as a Bonus (based on applicable targets, threshold and other Bonus Plan terms) relating to the Fiscal Year of termination if the Executive’s employment had not been terminated, prorated to the date of termination (the foregoing sub items in this Paragraph 5(b) hereafter are collectively referred to as “Severance”). The “Severance Period” is the number of months remaining from the date of such termination to the date of the third anniversary of this Agreement (or any extension thereof), or twelve (12) months, whichever is greater. Severance shall be payable under the payment schedule that would have existed if the Executive had been employed by the Company during that period; provided, however, that if the payment of any amount of Severance to the Executive before the date which is six months after the date of Executive’s separation from service (as defined in Section 409A of the Internal Revenue code) would cause all or any portion of the Severance to be subject to inclusion in the Executive’s gross income for federal income tax purposes under Section 409A(a)(1)(A) of the Internal Revenue Code, then the payment of any such amount shall be delayed until the first business day after such date (or, if earlier, the date of the Executive’s death). If Severance is payable pursuant to this Paragraph 5, Executive shall also be entitled, during the Severance Period to continue to participate in the Company’s medical and dental insurance coverages as are in effect from time to time for corporate employees until the earlier of (x) Executive’s eligibility under another employer’s medical or dental plan, (y) the end of the Severance Period, or (z) expiration of the Executive’s eligibility to participate in such coverages pursuant to COBRA. Executive agrees that the period of medical and dental coverage under the Company’s plans shall count against the obligation to provide continuation coverage under ERISA. In addition, any exercise or other rights with respect to options for Company stock granted to Executive shall be continue to be subject to the terms and conditions of the applicable stock option plan and the Executive’s Non-Qualified Stock Option Agreements, which remain in full force and effect, including without limitation the requirement of maintaining “Good Standing”. For the sole purpose of calculating Executive’s years of service to determine whether or not Executive has met the service requirements for “Qualifying Retirement” under the Company’s 2002 Stock Option Plan: if Executive is terminated (by the Company without Cause or by Executive with Good Reason) during the first twelve months from the date of this Agreement, Executive shall be considered to have additional service credit with the Company equal to the number of months from the date of such termination to the date of the first anniversary of this Agreement. Executive shall not be entitled to any bonus or any other payment, compensation amount, option rights, or benefit other than as described in this Paragraph 5. Severance and the other rights and benefits provided under this Paragraph 5(b) are strictly contingent upon Executive’s execution of a release of all claims against the Company (other than the right to receive such Severance and such other benefits) in form and substance and under procedures determined by the Company in its discretion to be adequate to effectively waive all such claims under applicable laws. Executive’s right to Severance and the other rights and benefits provided under this Paragraph 5(b) shall automatically terminate upon any material breach by Executive of this Agreement or upon the Company’s termination of Executive’s employment for Cause or upon the Executive’s termination without Good Reason.

(c) The Company shall have the option to extend the Severance obligations of this Paragraph 5 on the same terms by providing written notice to Executive at least twelve (12) months prior to the third anniversary date of this Agreement. If such extension notice is provided, extension shall become effective on the second anniversary of this Agreement. Similarly, the Company shall have the option to further extend the Severance obligations of this Paragraph 5 by providing written notice to Executive at least twelve (12) months prior to the third anniversary of the commencement of the applicable extension period (such extension to be effective on the second anniversary of the commencement of such period). In the event an extension notice is not provided at the applicable time described in this Paragraph 5(c), the Severance obligations shall expire at the end of the applicable three year period.

(d) Severance and benefits under this Paragraph 5 of this Agreement are in addition to, and do not supercede, any entitlements and benefits that may become due the Executive under the “Change of Control” Agreement between Company and Executive dated March 5, 2001, except insofar as the execution of both Agreements results in duplicate coverage.

6. PROTECTIVE COVENANTS. Executive agrees that the Change of Control Agreement, Stock Option Agreements (including non-compete and other terms), confidentiality and other agreements between the Company and Executive (“Other Agreements”) and the Company’s codes and policies in effect (now or in the future) shall remain in full force and effect subject to their terms, excluding any severance policy, benefits, or other post termination obligation except as specified in Paragraph 5(b). This Agreement shall be in addition to and not in substitute for such Other Agreements, provided that any material breach, default or violation by Executive under any such Other Agreements, shall constitute a breach of this Agreement, if so determined by Company. This Agreement and the Other Agreements are separate and distinct obligations and are intended to supplement, not conflict with, each other. However, in the event of any conflict between the terms of those Other Agreements and this Agreement, such conflict shall be governed by the terms of this Agreement. Executive acknowledges and agrees that (i) adequate consideration has been provided for this Agreement as well as the Other Agreements and that he will not dispute their binding effect, and (ii) both during and after his employment with the Company, Executive will freely assist and cooperate with the Company concerning matters in his knowledge or arising from or relating to his responsibilities with the Company.

7. CONFIDENTIALITY. As used in this Agreement, Confidential Information means any information concerning the Company or any Affiliate of the Company that is not ordinarily provided to Persons who are not employees of the Company except pursuant to a confidentiality agreement, provided that any information that is or becomes publicly known other than as a result of a breach of this Agreement by Executive shall not be or shall cease to be Confidential Information. Executive shall not disclose Confidential Information to any Person other than: (a) an officer, director or employee of the Company who needs to know such information in his or her capacity as such and (b) an attorney who has been retained by the Executive or Company with respect to matters relating to the Company and in accordance with attorney/client privilege. Executive shall not use Confidential Information for any purpose unrelated to his duties as an officer, director or employee of the Company. Nothing in this Agreement will prohibit Executive from disclosing Confidential Information as necessary to comply with valid legal process or investigations or to fulfill a legal duty of Executive, but Executive shall give the Company prompt notice of such process or investigation or Executive’s intent to disclose pursuant to such legal duty so that the Company may take such steps as it deems appropriate to limit or protect the Confidential Information to be disclosed.

8. CLAIMS.

(a) Expenses. In the event that Executive becomes a party, is threatened to be made a party, or is required to provide evidence or testimony, to any pending, threatened or completed investigation, action, suit or proceeding, whether civil or criminal, relating to the Executive’s service to the Company, the Company shall Indemnify the Executive as required by and consistent with applicable Company by-law or charter or any applicable statute. The Company will, to the fullest extent permitted by law and applicable Company by-law or charter, pay all Expenses reasonably incurred by Executive in connection with such investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil or criminal. Such payment of expenses is subject to receipt by the Company of a written undertaking from Executive to reimburse the Company for all Expenses actually paid by the Company to or on behalf of Executive in the event it shall be ultimately determined that the Company is not obligated to indemnify Executive for such Expenses, and to assign to the Company all rights of Executive to indemnification under any policy of directors and officers liability insurance to the extent of the amount of Expenses actually paid by the Company to or on behalf of Executive.

(b) Claims. Unless precluded by an actual or likely conflict of interest, the Company will have the right to control the defense of any claim covered by this Paragraph 8, using counsel selected by the Company. In the event that an actual or likely conflict of interest prevents the Company from defending the claim, Executive shall do so at the Company’s expense with counsel reasonably satisfactory to the Company. Executive shall not settle any claim defended by Executive without (i) the prior written consent of the Company if such settlement would require the Company to pay money, indemnify Executive, or be subject to injunctive or other equitable relief, and (ii) notifying the Company of the Executive’s intent to settle. Nothing in this Agreement restricts Executive from providing testimony or otherwise responding to government summons or subpoena as required by law. Executive shall give the Company prompt notice of receipt of such government process that relates his employment or responsibilities with the Company. If the Company wishes to accept any monetary settlement offer with respect to a claim that is subject to Company’s indemnity under Paragraph 8 and Executive refuses to consent, the Company shall not be obligated to indemnify Executive beyond the amount of the settlement so offered. Each party shall promptly notify the other party of, and keep the other informed with respect to, any claim covered by this Paragraph 8.

9. ARBITRATION. Any disputes arising out of this Agreement or connected with Executive’s employment shall be submitted by Executive and the Company to arbitration in Cleveland, Ohio. The arbitration shall be conducted by the American Arbitration Association or another arbitral body mutually agreed upon by the parties. The determination of the arbitrator shall be final and absolute. Notwithstanding this arbitration provision, the Company shall be entitled to apply to any court of competent jurisdiction for temporary or permanent injunctive relief or other equitable relief to enforce Paragraphs 6 or 7. The decision of the arbitrator may be entered as a judgment in any court of competent jurisdiction. The non-prevailing party in the Arbitration shall pay the reasonable legal fees of the other party in enforcing this Agreement.

10. GOVERNING LAW; INTERPRETATION. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. The titles of the paragraphs have been inserted as a matter of convenience of reference only and shall not be construed to control or affect the meaning or construction of this Agreement.

11. SEVERABILITY. In the event that any portion of this Agreement is found to be in violation of or conflict with any federal or state law, the parties agree that said portion shall be modified only to the extent necessary to enable it to comply with such law.

12. ASSIGNMENT. This Agreement shall not be assignable by either party without the prior written consent of the other; provided that the Company may, without such consent, assign this Agreement to any Person that acquires all or substantially all of its assets or otherwise succeeds to all or substantially all of its business and operations.

13. NOTICES. All notices given under this Agreement shall be in writing.

Any notice may be transmitted by any means selected by the sender. A notice that is mailed to a party at its address given below, registered or certified mail, return receipt requested, with all postage prepaid, will be deemed to have been given and received on the earlier of the date reflected on the return receipt or the third business day after it is posted. Any notice transmitted by recognized overnight courier service to a party at its address given below shall be deemed given and received on the first business day after it is delivered to the courier. Any notice given by any other means shall be deemed given and received only upon actual receipt. The addresses of the parties for notice purposes are as follows:

If to the Executive:	If to the Company:

Peter A. Burke	STERIS Corporation
5960 Heisley Road
Mentor, Ohio 44060
Attn: Legal Department

with a copy to:

Thomas O. Henteleff
c/o Kleinfeld, Kaplan and Becker, LLP
1140 19th St. NW, Suite 900
Washington, DC 20036

Any person may change its address for notice purposes, or add additional persons to whom copies of any notice should be sent, by written notice to the other party.

14. REMEDIES. If Executive breaches any of his obligations under this Agreement in any material respect, then the Company may, at its sole option, terminate all remaining payments and benefits described in this Agreement and obtain reimbursement from Executive of all payments and benefits provided pursuant to Paragraph 5(b) of this Agreement, in addition to other remedies. If Company breaches its obligations under this Agreement in any material respect, then Executive may, at his sole option, accelerate all amounts due under Paragraph 5(b) of this Agreement in addition to other remedies. The breaching party shall also pay expenses and costs incurred as a result of the breach (including, without limitation, reasonable attorneys’ fees).

15. ENTIRE AGREEMENT. Subject to the provisions of Paragraph 6, this Agreement, together with Exhibit A, is the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, understandings and agreements with regard to the subject matter hereof, whether oral or written, including any prior Executive employment agreement. Nothing herein changes the Executive’s employment at will status, and Executive acknowledges and confirms that he is an employee at will and has no specific duration or promise of employment. The Company may withhold from any amount payable under this Agreement all federal, state, local, or other taxes and other deduction required by law, regulation, ruling or agreement to be withheld. No representation, inducement, agreement, promise or understanding altering, modifying, taking from or adding to the terms and conditions hereof shall have any force or effect unless the same is in writing and validly executed by the parties hereto or is part of a formal Company benefit plan.

16. SURVIVAL. The following provisions in this Agreement shall survive termination or expiration of this Agreement for any reason, as shall any other provisions which by their nature are intended to survive: Paragraphs 5, 7, 8, 9, 10, 13 and 14.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

STERIS CORPORATION		EXECUTIVE

By:	/s/ Les C. Vinney		/s/ Peter A. Burke
Name:	Les C. Vinney	Name:	Peter A. Burke
Title:	President and Chief Executive Officer

EXHIBIT A

Definitions

As used in the Executive Retention Agreement between STERIS Corporation (the Company) and Peter A. Burke (Executive) dated as of February 8, 2005 (the “Agreement”), the following terms have the indicated meanings:

“Affiliates” means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through ownership of voting securities, by contract, or otherwise.

“Cause” means: (i) a material breach of this Agreement by Executive which, if curable, has not been cured within 30 days after notice from the Company, (ii) the Executive has engaged in dishonest conduct relating to or affecting the performance of his responsibilities for the Company, (iii) the Executive has been convicted of a crime relating to the performance of his duties on behalf of the Company, or involving moral turpitude or constituting a felony, (iv) the Executive has committed gross negligence, willful misconduct, or deceit with respect to the business of the Company, (v) Executive has failed without adequate justification to perform his duties under this Agreement with at least the same degree of skill, attention and care that he has exercised in the performance of his duties to the Company prior to the date of this Agreement, (vi) the Executive has violated the Company Code of Conduct or other codes, policies or requirements regarding employee conduct or performance, (vii) insubordination, (viii) death, or (ix) “Disability” as defined under the Company’s long term disability plan as in effect from time to time.

“Change in Control Agreement” means that certain Change in Control Agreement between Company and Executive dated March 5, 2001.

“Good Reason” means (i) a reduction in Executive’s salary below the minimum amount required by Paragraph 3(a) of the Agreement, (ii) the removal of Executive from the office described in Paragraph 1 of the Agreement other than for Cause, or (iii) any material breach of the Agreement by the Company which has not been cured by the Company within 30 days after notice from Executive.

“Fiscal Year” means the fiscal year of Company for financial reporting purposes, commencing April 1 and ending March 31.

“Person” means any individual and any corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.